Exhibit 10.5

ICO, Inc. Fiscal Year 2006 Incentive Plan Matrix- Chief Financial Officer

Pay-out as a percentage of Base Salary *
Measurement	Weighting	0%	24%	48%
Corporate Expenses
ICO, Inc. consolidated ROE
Subjective/Qualitative Factors

ICO, Inc.
FY 2006 Incentive Plan Matrix - CFO
Explanation of Measurement Definitions and additional Explanatory Notes

Measurement definitions

* “Corporate Expenses”: Defined as Corporate general and administrative expenses, excluding stock option expenses and excluding Sarbanes-Oxley 404 implementation expenses. These targets assume the SEC and/or PCAOB will provide relief to small companies (including ICO) to reduce the burden of SOX 404. If this relief is not granted then the targets shall be adjusted to factor in SOX 404 expenses for FY 2006 (i.e. exclude such expenses from Corporate expenses for the purpose of the incentive calculation expenses for unbudgeted third-party-404 related audit and other fees necessary to comply).

* “ROE”: Net income from continuing operations, minus preferred dividends (whether paid or accrued towards Convertible Preferred Stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of Convertible Preferred Stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the prior year-end balance (e.g. for FY 2006 bonus calculation the FY 2005 previous year end-balance plus the four quarter-end balances of fiscal year 2006).

Computational Note
For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 24% or 48% pay-out) times the weighting and multiplied by the CFO’s Base Salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the resulted achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, times (iii) the higher pay-out target percentage.

Additional Explanatory Notes
* Subject to Compensation Committee approval of all terms of grant, and subject to options being available under an existing ICO, Inc. employee stock option plan, for bonus amounts achieved in any measurement category based on exceeding any applicable 24% target, at the Committee’s discretion the Committee may, if requested by the CFO, award stock options in place of a portion of incentive cash compensation, priced, with such options vesting immediately and using the Company’s option pricing model in accordance with SFAS 123R.

* Mr. Biro agrees that this Plan constitutes his “Annual Incentive Bonus” calculation (as defined in and in accordance with his Employment Agreement with the Company) for the Company’s fiscal year 2006, and that his Employment Agreement is effectively amended to reflect this.